Exhibit 4.6

Execution Version

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement”) entered into on October 22, 2012, between Seadrill UK Ltd. (“Company”) and Seadrill Partners LLC (“Customer”) and became effective on the Effective Date (as hereinafter defined).

WHEREAS, Customer has the need for the services usually performed by a Chief Executive Officer; and

WHEREAS, Company is able to provide an individual to render those services;

NOW, THEREFORE, in consideration of the mutual promises, conditions and agreements herein contained, the sufficiency of which is hereby acknowledged, Company and Customer hereby agree as follows:

1.	ENGAGEMENT

Customer hereby engages Company to provide the services usually performed by a Chief Executive Officer (the “Services”) through the assignment of an individual to perform these services (the “Assignee”). The Services will be provided on an as-needed basis as determined by Customer. From the Effective Date (as defined in Section 5 below), Company will assign the individual named in Schedule A to this Agreement, unless and until: (a) the Assignee is replaced in accordance with Section 2; or (b) this Agreement is terminated in accordance with Section 5.

Company and Customer agree that the terms and conditions set forth in this Agreement shall control and govern the Services performed by Company for Customer. Services may be added or deleted from time to time by mutual agreement of the parties evidenced in a written amendment signed by a duly authorized representative of each party.

2.	REPLACEMENT OF THE ASSIGNEE

Customer may elect to remove or replace the Assignee at any time for any reason upon written notice to Company. In the event such notice is served by Customer, or in the event that the Assignee is unwilling or unable to perform the Services for any reason, Company shall use its reasonable efforts to identify and assign a replacement with suitable skills and experience to assume the performance of the Services. Any such replacement shall be subject to the prior approval of Customer. Company shall use reasonable efforts to ensure that any replacement for the Assignee shall work alongside the Assignee who is to be replaced for a reasonable handover period. In the event that the Assignee is replaced pursuant to the terms of this paragraph, this Agreement shall remain in effect and such replacement shall be deemed to be the Assignee for the purposes of this Agreement effective as of the date of assignment agreed by the parties.

3.	FEES AND PAYMENT

Customer shall reimburse Company for the Services on a quarterly basis in an amount equal to the Costs and Expenses (as hereinafter defined) incurred by Company during such calendar quarter in providing the Services. In addition, Customer shall pay to the Company a equal to five percent (5%) of such Costs and Expenses management fee for such calendar quarter (“Management Fee”). Within thirty (30) days of the execution of this Agreement, and thereafter within thirty (30) days of the end of each calendar quarter, Company shall provide a written statement to Customer specifying the Costs and Expenses and Management Fee with respect to the provision of Services during that calendar quarter. Within sixty (60) days of the receipt of such written statement from Company, Customer shall pay Company the undisputed amount set forth in such statement. All statements and payments shall be made in United States Dollars. It is acceptable that payments may be settled by non-cash means as agreed between the parties. All payments that are not made when due and payable will be considered overdue and remain payable together with interest for late payment at an agreed interest rate, or if none is agreed, at a rate of one (1) percent above the LIBOR on the date the payment became due, compounded monthly.

The term “Costs and Expenses” shall mean all costs and expenses reasonably incurred by Company in connection with the provision of the Services for such calendar quarter.

Company shall keep and maintain, in accordance with generally accepted accounting principles in the United States as applied by Company, books of account and other records with respect to the Costs and Expenses and Management Fees charged by Company to Customer under this Agreement. Customer may audit, at its own expense and no more frequently than annually, the relevant books and records of Company to ensure compliance with the terms of this Agreement. Any such audit shall be conducted during regular business hours at Company’s offices and shall not interfere unreasonably with Company’s business activities.

4.	RELATIONSHIP OF THE PARTIES

Nothing in this Agreement shall be construed as an assumption by Company (a) of any obligation to increase the revenues or profits of Customer or otherwise to guarantee the success of Customer’s operations; or (b) the delegation of any function or authority of Customer to Company, it being understood that Company will provide the Services but that all decisions with respect to Customer shall remain with the Board of Directors and authorized officers of Customer.

This Agreement constitutes a contract for the provision of services only and not a contract of employment. Company shall remain solely and exclusively responsible for the payment of all remuneration and the provision of all benefits to the Assignee.

5.	EFFECTIVE DATE, TERM AND TERMINATION

This Agreement shall be effective from June 29, 2012 (“Effective Date”).

Management Services Agreement

This Agreement may be terminated by either party at any time upon not less than thirty (30) days prior written notice to the other party.

Termination is without prejudice to accrued rights and obligations. Upon termination, Company shall issue a final invoice to Customer, setting forth all Costs and Expenses and Management Fees incurred through the effective date of termination.

6.	CONFIDENTIAL INFORMATION

Customer shall have the sole and exclusive right, title and interest to all confidential information generated as a result of Company’s provision of Services to Customer. In the case of confidential information acquired by the Assignee from third parties that relates to the provision of Services, the rights of Customer shall be subject to the terms of the agreements with such third parties under which the Assignee acquired such confidential information.

7.	CONSEQUENTIAL DAMAGES

Neither party shall be liable to the other for any incidental, consequential, indirect or punitive damages including, but not limited to, loss of profits or business interruption, howsoever caused.

8.	FORCE MAJEURE

Neither party shall be liable for any delay or non-performance of its obligations hereunder due to governmental regulation, labour disputes, hostile action, weather, peril of the sea, fire, acts of God, or any other causes beyond such party‘s reasonable control (any and all of which causes are referred to herein as “force majeure”). If performance is so delayed or prevented for more than ninety (90) days, either party may immediately terminate the Agreement by written notice. Force majeure shall not, however, excuse payment by Customer for Costs and Expenses and Management Fees accrued prior to such termination.

9.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties relating to the Services, and no addition to or modification of any provision herein shall be effective unless made in writing and signed by duly authorized representatives of both parties.

10.	GOVERNING LAW AND ARBITRATION

This Agreement and any contractual or non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with, English law.

Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the provisions of the Arbitration Act 1996. The seat of Arbitration shall be in London.

Management Services Agreement

11.	ASSIGNMENT

Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party may assign this Agreement to a subsidiary of the assigning party or subsidiary of any holding company of the assigning party subject to the following conditions: (a) the assigning party shall remain jointly liable with the assignee for all obligations under this Agreement; and (b) the assigning party shall give thirty (30) days prior written notice to the other party as provided below.

12.	NOTICE

Any notice required or authorized hereunder shall be effective when actually delivered, in writing, in the English language, at the address specified below. Either party may change the address for notice by notice to the other party. The address initially designated by each party to receive notice is:

If to Company:

Seadrill UK Ltd.

13th Floor, One America Square

17 Crosswall

London, EC3N 2LB

United Kingdom

Attn: Mr. Robert Hingley Wilson

If to Customer:

Seadrill Partners LLC

13th Floor, One America Square

17 Crosswall

London, EC3N 2LB

United Kingdom

Attn: Mr. Rune Magnus Lundetrae, CFO

13.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Except as expressly provided in this Agreement, a person who is not a party shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to rely upon or enforce any term of this Agreement. For the avoidance of doubt, any Assignee assigned to perform the Services under this Agreement is not a party to this Agreement and this Agreement confers no right or entitlement on any such Assignee.

14.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of the Agreement, it being the intention of the parties to enforce this Agreement to the fullest extent possible.

Management Services Agreement

14.	WAIVER

Failure by either party to enforce any rights under this Agreement shall not be deemed to be a waiver of any such right nor bar the enforcement of any such right at any time thereafter.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each of the parties on separate counterparts each of which when executed and delivered (including by way of any electronic scan) shall be deemed to be an original, but all the counterparts together shall constitute one and the same agreement.

Management Services Agreement

SEADRILL UK LTD.

By:	/s/ Robert Hingley-Wilson
Robert Hingley Wilson
Director

SEADRILL PARTNERS LLC

By:	/s/ Rune Magnus Lundetræ
Rune Magnus Lundetrae
Chief Financial Officer

Signature Page –Management Services Agreement

Schedule A

Mr. Graham Robjohns

Management Services Agreement

Schedule A